UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material under § 240.14a-12

CARGURUS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 12, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of CarGurus, Inc. which will be held on Thursday, May 24, 2018 at 11:00 a.m., eastern time, at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110 USA.

Pursuant to the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders over the internet, we are posting the proxy materials on the internet and delivering to our stockholders a notice of the internet availability of the proxy materials. This delivery process will allow us to provide stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 12, 2018, we will begin mailing to our stockholders a Notice of Internet Availability containing instructions on how to access or request a copy of our Proxy Statement for the 2018 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2017.

The Notice of 2018 Annual Meeting of Stockholders and the Proxy Statement contain details of the business to be conducted at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, by telephone or by mailing a proxy card. Voting over the internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Please review the instructions in the proxy materials regarding each of these voting options.

Thank you for your ongoing support of CarGurus.

Very truly yours,

Langley Steinert
Chief Executive Officer, President, and Chairman

CARGURUS, INC.

2 Canal Park, 4th Floor

Cambridge, Massachusetts 02141 USA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 24, 2018

The 2018 Annual Meeting of Stockholders of CarGurus, Inc. (the “Annual Meeting”) will be held on Thursday, May 24, 2018 at 11:00 a.m., eastern time, at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110 USA. At the Annual Meeting, stockholders will consider and act upon the following matters:

1. To elect two Class I directors nominated by our board of directors, each to serve for a term ending in 2021, or until his successor has been duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, as our independent auditors for the year ending December 31, 2018; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record on our books at the close of business on April 5, 2018, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the question and answer titled “How do I Vote” beginning on page 2 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Directions to the Annual Meeting can be obtained by visiting www.proxydocs.com/CARG.

Whether or not you plan to attend the Annual Meeting in person, we urge you to take the time to vote your shares.

By Order of the Board of Directors,

Kathleen Patton
Senior Vice President, General Counsel and Secretary

April 12, 2018

i

CARGURUS, INC.

2 Canal Park, 4th Floor

Cambridge, Massachusetts 02141 USA

PROXY STATEMENT

For the Annual Meeting of Stockholders on May 24, 2018

This Proxy Statement and related materials are being furnished to you on the internet, or at your request a printed version will be delivered to you by mail, in connection with the solicitation of proxies by our board of directors for use at the 2018 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Thursday, May 24, 2018 at 11:00 a.m., eastern time, at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110 USA, and at any adjournment or postponement thereof. You are entitled to vote if you were a stockholder of record as of the close of business on April 5, 2018. As used in this Proxy Statement, the terms “CarGurus,” “the Company,” “we,” “us,” and “our” mean CarGurus, Inc. unless the context indicates otherwise.

We are providing access to our proxy materials on the internet. Commencing on April 12, 2018, we mailed a Notice of Internet Availability of Proxy Materials, or the Notice, to each stockholder, and a printed copy of our proxy materials to stockholders who requested it. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, the materials will include a proxy card for the Annual Meeting.

All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

We are first making available this Proxy Statement and the accompanying proxy card to stockholders on or about April 12, 2018.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q. Why did I receive these proxy materials?

A. We are providing these proxy materials to you in connection with the solicitation by our board of directors, or board of directors, of proxies to be voted at the Annual Meeting to be held at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110 USA on Thursday, May 24, 2018 at 11:00 a.m., eastern time.

Q. What proposals am I voting on?

A. There are two proposals scheduled for a vote:

•  Proposal 1: the election of two Class I directors; and

•  Proposal 2: the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Q. Who can vote at the Annual Meeting?

A. Our board of directors has fixed April 5, 2018 as the record date for the Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (in person or by proxy) all of the shares that you held on that date at the Annual Meeting and at any postponement or adjournment thereof.

On the record date, we had 85,426,038 shares of Class A common stock outstanding (each of which entitles its holder to one vote per share) and 20,702,084 shares of Class B common stock outstanding (each of which entitles its holder to ten votes per share).

Q. How do I attend the Annual Meeting?

A. The Annual Meeting will be held on Thursday, May 24, 2018 at 11:00 a.m., eastern time at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110 USA. If you are a stockholder of record, you must bring proof of identification. If you are a beneficial owner of shares registered in the name of your broker or other nominee, you must request and obtain a valid proxy from your broker or nominee and bring proof of identification.

Directions to the Annual Meeting can be obtained by visiting www.proxydocs.com/CARG.

Information on how to vote in person at the Annual Meeting is discussed below.

Q. What happens if the meeting is postponed or adjourned?	A. Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

Q. How do I vote?	A. If your shares are registered directly in your name, you may vote:

(1) Over the Internet: Go to the website of our tabulator, Donnelly Financial Solutions, Inc., or Donnelly, at www.proxydocs.com/CARG. Use the vote control number printed on your Notice of Internet Availability of Proxy Materials to access your account and vote your shares. You must specify how you want your shares voted or your internet vote cannot be completed, and you will receive an error message. Your shares will be voted according to your instructions. You must submit your internet proxy before 11:59 p.m., eastern time, on May 23, 2018, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(2) By Telephone: Call 866-509-2156, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., eastern time, on May 23, 2018, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(3) By Mail: If you requested printed copies of the proxy materials, complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Donnelly. Donnelly must receive the proxy card not later than May 23, 2018, the day before the Annual Meeting, for your proxy to be valid and your vote to count. Your shares will be voted according to your instructions.

If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

(4) In Person at the Annual Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1) Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit internet or telephonic voting. You should follow those instructions.

(2) By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3) In Person at the Annual Meeting: You may contact your broker or other nominee who holds your shares to obtain a broker’s proxy and bring it with you to the Annual Meeting. A broker’s proxy is not the form of proxy enclosed with this Proxy Statement. You will not be able to vote shares you hold in street name in person at the Annual Meeting unless you have a proxy from your broker or other nominee issued in your name giving you the right to vote your shares.

Q. Can I change my vote?	A. If your shares are registered directly in your name, you may revoke your proxy and change your vote before or at the Annual Meeting. To do so, you must do one of the following:

(1) Vote over the internet or by telephone as instructed above. Only your latest internet or telephone vote is counted. You may not change your vote over the internet or by telephone after 11:59 p.m., eastern time, on May 23, 2018.

(2) Sign a new proxy and submit it by mail as instructed above. Only your latest dated proxy that was received by Donnelly by May 23, 2018 will be counted.

(3) Attend the Annual Meeting, request that your proxy be revoked and vote in person as instructed above. Attending the Annual Meeting will not revoke your internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If your shares are held in street name, you may submit new voting instructions by contacting your broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a broker’s proxy as described in the answer above.

Q. Will my shares be voted if I do not return my proxy?	A. If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, by telephone, by returning your proxy or by ballot at the Annual Meeting.

If your shares are held in street name, your broker or other nominee may, under certain circumstances, vote your shares if you do not timely return your proxy. Brokers and other nominees can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return a proxy to your broker or other nominee to vote your shares, your broker or other nominee may, on discretionary matters, either vote your shares or leave your shares unvoted.

The election of directors (Proposal 1), is a non-discretionary matter. The ratification of the appointment of our independent auditors (Proposal 2) is a discretionary matter.

We encourage you to provide voting instructions to your broker or other nominee. This ensures that your shares will be voted at the Annual Meeting according to your instructions.

Q. How many shares must be present to hold the Annual Meeting?

A. The shares representing a majority of the votes applicable to all of our shares of common stock issued and outstanding and entitled to vote must be present to hold the Annual Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the internet, by telephone or by completion and submission of a proxy or that are represented in person at the Annual Meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to withhold or abstain or votes on only one of the proposals. In addition, we will count as present shares held in street name by brokers or other nominees that indicate on their proxies that they do not have authority to vote those shares on Proposal 1. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Q. What vote is required to approve each proposal and how are votes counted?

A. Proposal 1 - Election of Two Class I Directors

The two nominees for Class I director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not instruct your broker or other nominee how to vote your shares, your broker or other nominee cannot vote your shares on Proposal 1. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee and will be treated as “broker non-votes.” Broker non-votes will have no effect on the voting on Proposal 1. With respect to Proposal 1, you may:

• vote FOR both nominees;

• vote FOR one nominee and WITHHOLD your vote from the other nominee; or

• WITHHOLD your vote from both nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2 - Ratification of Appointment of Independent Auditors

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 2 is a discretionary matter. Therefore, if your shares are held in street name and you do not instruct your broker or other nominee how to vote your shares, your broker or other nominee may vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 2.

Although stockholder approval of our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our board of directors (or any committee thereof). However, if this proposal is not approved at the Annual Meeting, our audit committee may reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Q. How does the board of directors recommend that I vote?

A. Our board of directors unanimously recommends that you vote your shares:

•  “FOR” the nominees for election as director listed in Proposal 1; and

•  “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Q. How many votes do I have?

A. On each matter to be voted upon, you have one vote for each share of Class A common stock and ten votes for each share of Class B common stock you owned as of April 5, 2018. The Class A common stock and Class B common stock will vote together as a single class on all proposals described in this Proxy Statement.

Q. Are there other matters to be voted on at the Annual Meeting?

A. We do not know of any matters that may come before the Annual Meeting other than the election of two Class I directors and the ratification of the appointment of our independent registered public accounting firm. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy will vote, and otherwise act, in accordance with their judgment on the matter.

Q. Is my vote confidential?

A. Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within CarGurus or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Q. Where can I find the voting results?	A. We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of the Annual Meeting.

Q. What are the costs of soliciting these proxies?

A. We will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Directors, officers and employees of CarGurus may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

Q. What are the implications of being an “emerging growth company?”

A. We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups (JOBS) Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory vote on executive compensation. We may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of our initial public offering (October 16, 2017) or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700.0 million in market value of our stock held by non-affiliates (and have been a public company for at least 12 months, and have filed one annual report on Form 10-K), or we issue more than $1.0 billion of non-convertible debt securities over a three-year period.

Q. Who may I contact if I have any additional questions?

A. If you hold your shares directly, please call Kathleen Patton, Secretary of the Company, at (617) 354-0068. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

For the 2018 Annual Meeting of Stockholders on May 24, 2018

This Proxy Statement and the 2017 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxydocs.com/CARG.

A copy of our Annual Report on Form 10-K (including financial statements and schedules) for the year ended December 31, 2017, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder after written or oral request to:

CarGurus, Inc.
Attn: General Counsel
2 Canal Park, 4th Floor
Cambridge, Massachusetts 02141 USA
Telephone: +1 (617) 354-0068

This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017 are also available on the SEC’s website, www.sec.gov.

BOARD OF DIRECTORS AND MANAGEMENT

Information Regarding Directors and Director Nominees

Our amended and restated certificate of incorporation provides for the classification of our board of directors into three classes, each having as nearly an equal number of directors as possible. The terms of service of the three classes are staggered so that the term of one class expires each year.

Our board of directors currently consists of six directors. Class I consists of Simon Rothman and Greg Schwartz, each with a term expiring at the Annual Meeting. Class II consists of Anastasios Parafestas and Stephen Kaufer, each with a term expiring at the annual meeting of stockholders to be held in 2019. Class III consists of Langley Steinert and Ian Smith, each with a term expiring at the annual meeting of stockholders to be held in 2020.

At each annual meeting of stockholders, directors are elected for a full term of three years to continue or succeed those directors whose terms are expiring. Our board of directors has nominated Messrs. Rothman and Schwartz for election at the Annual Meeting as Class I directors, each to serve until 2021.

Director Qualifications

The following table and biographical descriptions provide information as of March 31, 2018 relating to each director and director nominee, including his age and period of service as a director of our company; his board of directors committee memberships; his business experience during the past five years, including directorships at other public companies; his community activities; and the other experience, qualifications, attributes or skills that led our board of directors to conclude he should serve as a director of our company.

Name	Age	Board of Directors Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Class I Director Nominees to be elected at the 2018 Annual Meeting (terms expiring in 2021)

Simon Rothman Audit Committee Chair Compensation Committee Member	52

Mr. Rothman has served as a member of our board of directors since March 2006. Mr. Rothman has also been a Partner and Executive in Residence at Greylock Partners, a venture capital firm, since December 2011. From January 2006 to December 2010, Mr. Rothman served as the founder and Chief Executive Officer of Glyde Corporation, an online resale marketplace. From January 1999 to September 2005, Mr. Rothman held various roles at eBay Inc., an ecommerce company. These roles included Vice President of U.S. Operations and Global Vice President, eBay Motors. Prior to joining eBay, he worked at McKinsey & Company, a management consulting firm. Mr. Rothman has served as a member of several boards of directors of private companies over the past five years including serving on the board of Tesla Motors, Inc. prior to its initial public offering. Mr. Rothman holds a Master of Business Administration degree from Harvard University.

We believe Mr. Rothman is qualified to serve as a member of our board of directors because of his extensive experience in the online automobile marketplace industry and his experience acting as a board member.

Name	Age	Board of Directors Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Greg Schwartz Audit Committee Member	45

Mr. Schwartz has served as a member of our board of directors since March 2018. Mr. Schwartz has also served as the Chief Business Officer of Zillow Group, Inc., or Zillow, since August 2015. Prior to that time, Mr. Schwartz served as Zillow’s Chief Revenue Officer from September 2010 to August 2015 and as its Vice President of Sales from March 2007 to September 2010. Prior to joining Zillow, Mr. Schwartz was Vice President of Advertising Sales at CNNMoney.com, a financial media company, from July 2005 to March 2007. From August 2001 to July 2005, Mr. Schwartz served as National Accounts Director for the Automotive and Finance Properties of Yahoo!, Inc., an online search company. Mr. Schwartz held various positions at DoubleClick, Inc., an online advertising company, from 1998 to 2000, including Director of Business Development. Mr. Schwartz holds a Bachelor of Arts degree in Government from Hamilton College.

We believe Mr. Schwartz is qualified to serve as a member of our board of directors because of his extensive experience as an executive in the media and internet industries.

Class II Directors (terms expiring in 2019)

Stephen Kaufer Audit Committee Member	55

Mr. Kaufer has served as a member of our board of directors since June 2007. He co-founded TripAdvisor, Inc., or TripAdvisor, an online marketplace for travel-related content, in February 2000 and has been the President and Chief Executive Officer of TripAdvisor since that time. Mr. Kaufer has been a director of TripAdvisor since the completion of its spin-off from Expedia, Inc. in December 2011. Prior to co-founding TripAdvisor, Mr. Kaufer served as President of CDS, Inc., or CDS, an independent software vendor specializing in programming and testing tools. Prior to joining CDS, Mr. Kaufer co-founded CenterLine Software in 1985 and served as its Vice President of Engineering until 1998. Mr. Kaufer serves on the boards of several privately held companies, including LiveData, Inc. and GlassDoor, Inc., as well as the Neuroendocrine Tumor Research Foundation. Mr. Kaufer holds a Bachelor of Arts degree from Harvard University.

We believe Mr. Kaufer is qualified to serve as a member of our board of directors because of his extensive experience as an executive in the online marketplace industry. Mr. Kaufer also possesses strategic and governance skills gained through his executive and director roles with several public and private companies.

Name	Age	Board of Directors Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Anastasios Parafestas Compensation Committee Member	62

Mr. Parafestas has served as a member of our board of directors since March 2006. Mr. Parafestas founded The Bollard Group LLC, an investment advisory firm, and has been the President and Managing Member of it since July 1995, and of its private equity arm Spinnaker Capital LLC since March 2000. Spinnaker Capital LLC is the Managing Member of Argonaut 22 LLC, a holder of more than 5% of our capital stock. During the past five years, Mr. Parafestas has served as a member of the board of directors of seven private companies and served as a member of the audit and compensation committees of two of such companies. Mr. Parafestas holds a Master of Law in Taxation from Boston University, a Juris Doctor from New England Law | Boston, and a Bachelor of Science degree from Bentley College.

We believe Mr. Parafestas is qualified to serve as a member of our board of directors because of his extensive business experience in the areas of investment management, accounting, taxation, and consulting and his years of experience serving as a board member.

Class III Directors (terms expiring in 2020)

Ian Smith Compensation Committee Chair	47

Mr. Smith has served as a member of our board of directors since June 2007. Mr. Smith has been a Managing Director at Allen & Company LLC, a holder of more than 5% of our capital stock, since March 2003, where Mr. Smith focuses on technology companies, providing advice and investment services. Mr. Smith currently serves on the board of directors of Aurora Innovation, Inc., a privately held provider of autonomous vehicle technology. Mr. Smith holds a Bachelor of Arts degree from Williams College.

We believe Mr. Smith is qualified to serve as a member of our board of directors because of his extensive experience working with and advising technology companies on strategic transactions through his investment banking and investing experience, as well as his insight into financial and investment matters.

Name	Age	Board of Directors Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Langley Steinert Chief Executive Officer President Chairman	54

Langley Steinert is our founder and has served as our Chief Executive Officer and a member of our board of directors since our inception. Mr. Steinert has served as our President since June 2015 and our Chairman since September 2017. From February 2000 through February 2006, Mr. Steinert was Chairman and co-founder of TripAdvisor, an online marketplace for travel-related content. Mr. Steinert holds a Master of Business Administration degree from the Tuck School of Business at Dartmouth College and a Bachelor of Arts degree from Georgetown University.

We believe Mr. Steinert is qualified to serve as a member of our board of directors because of his extensive experience in the online marketplace industry. As our founder and Chief Executive Officer, we also value his deep understanding of our business as it has evolved over time.

There are no family relationships among any of our directors or executive officers.

Corporate Governance Matters

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Audit Committee Charter, Compensation Committee Charter and our Code of Business Conduct and Ethics are available on the Investor Relations section of our website, https://investors.cargurus.com, at “Governance.” Alternatively, you can request a copy of any of these documents by writing us at: CarGurus, Inc., Attn: General Counsel, 2 Canal Park, 4th Floor, Cambridge, Massachusetts 02141 USA.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These principles, which set forth a framework for the conduct of our board of directors’ business, provide that:

•	the principal responsibility of the directors is to oversee our management and to hold our management accountable for the pursuit of our corporate objectives;

•	unless otherwise permitted by the rules and regulations of the Nasdaq Stock Market, a majority of the members of our board of directors must be independent directors;

•	the independent directors meet at least semi-annually in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an introductory program and all directors are encouraged to attend director education programs; and

•	at least annually, our board of directors and its committees conduct self-evaluations to determine whether they are functioning effectively.

Board of Directors Determination of Independence and Status as a “Controlled Company”

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors determined that each of Messrs. Kaufer, Parafestas, Rothman, and Schwartz, as well as Mr. Parker who retired from our board of directors in March 2018, does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable listing requirements and rules of the Nasdaq Stock Market. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including each non-employee director’s beneficial ownership of our capital stock and the transactions involving them described in the section titled “Related Person Transactions.” In particular, our board of directors considered the professional relationship between Mr. Parafestas and Mr. Steinert whereby Mr. Parafestas provides tax and investment services to Mr. Steinert and his family members in his and their individual capacities, but determined that such relationship does not affect Mr. Parafestas’ independence.

Because Mr. Steinert controls a majority of our outstanding voting power, we will be a “controlled company” under the corporate governance rules for Nasdaq-listed companies. Under these rules, a company is a controlled company if more than 50% of the voting power for the election of directors is held by an individual, group or another company. A controlled company may elect not to comply with certain corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the compensation committee be composed entirely of directors meeting independence standards of the Nasdaq Stock Market applicable to compensation committee members with a written charter addressing the committee’s purpose and responsibilities;

•	the compensation committee be responsible for the hiring and overseeing of persons acting as compensation consultants and be required to consider certain independence factors when engaging such persons; and

•	director nominees either be selected, or recommended for selection by the board of directors, either by “independent directors,” as defined under the rules of the Nasdaq Stock Market, constituting a majority of the independent directors of the board of directors in a vote in which only independent directors participate, or by a nominating committee comprised solely of independent directors.

We have availed, and intend to continue to avail, ourselves of certain of these exemptions and, for so long as we qualify as a controlled company, we will maintain the option to utilize from time to time some or all of these exemptions. For example, our compensation committee does not consist entirely of independent directors and we do not have a nominating and corporate governance committee. Transfers by holders of Class B common stock will generally result in those shares converting into Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes. The conversion of Class B common stock into Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares. In particular, if Mr. Steinert retains a significant portion of his holdings of Class B common stock for an extended period of time, he could, in the future, continue to control a majority of the combined voting power of our outstanding capital stock.

Director Nomination Process

As a controlled company, we do not use solely independent directors or a committee comprised solely of independent directors to evaluate director candidates and select or recommend director nominees for selection by the board of directors. The process followed by the board of directors to identify and evaluate director candidates may include requests to members of the board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the board of directors.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in the slate of recommended director nominees for the board of directors, the board of directors applies certain criteria as set forth in our Corporate Governance Guidelines. These criteria include the candidate’s business experience and skills, independence, character, wisdom, judgment, integrity, ability to make independent analytical inquiries, understanding of our business environment, the ability to commit sufficient time and attention to board activities, and the absence of potential conflicts with our interests. The board of directors does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

Our board of directors does not have a formal policy with respect to diversity, but an objective of our board of directors is to bring to our company a variety of perspectives and skills derived from high quality business and professional experience. Our board of directors recognizes its responsibility to ensure that nominees for our board of directors possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to promote our strategic objectives and to fulfill its responsibilities to our stockholders.

The director biographies on pages 9 – 12 indicate each director’s experience, qualifications, attributes and skills that led the board of directors to conclude that each director should continue to serve as a member of our board of directors. Our board of directors believes that each director has had substantial achievement in his professional and personal pursuits and possesses the background, talents and experience that our board of directors desires and that will contribute to the best interests of our company and to long-term stockholder value.

For additional information regarding stockholder nominations and other proposals see “Stockholder Proposals for 2019 Annual Meeting.”

Board of Directors Meetings and Attendance

Our board of directors met five times during 2017, either in person or by teleconference, and acted by written consent on six occasions. During 2017, each of our directors attended at least 75% of the aggregate number of the meetings of the board of directors and the committees on which they served.

Our Corporate Governance Guidelines provide that our directors are invited and encouraged to attend our annual meeting of stockholders. This will be our first annual meeting of stockholders since we completed our initial public offering, or IPO, in October 2017.

Board of Directors Leadership Structure

Mr. Steinert is our Chairman. Mr. Steinert has authority, among other things, to call and preside over meetings of our board of directors and set meeting agendas. As a result of Mr. Steinert’s extensive history with and knowledge of CarGurus, he is able to provide valuable insight and help ensure that the board of directors and management act with a common purpose. If Mr. Steinert is ever not present at a meeting of the board of directors, an independent director is appointed to chair such meetings.

We have a chair for each committee of our board of directors. The chairs of each committee are expected to report annually to our board of directors on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters. Our board of directors delegates substantial responsibilities to the committees, which report their activities and actions back to the full board of directors. We believe our board and committee leadership structure provides an appropriate allocation of roles and responsibilities for our company at this time because it strikes an effective balance of the participation of management and independent leadership in our board of directors’ proceedings in accordance with the rules of the Nasdaq Stock Market.

Executive Sessions

Under our Corporate Governance Guidelines, our non-management directors are required to meet in executive session at least semi-annually to discuss, among other matters, the performance of the Chief Executive Officer. The director who presides at these meetings is a non-management director selected by a majority of the non-management directors. In general, these executive sessions are held on the same date as regularly scheduled meetings of the board of directors.

Board of Directors Committees

Our board of directors has established an audit committee and a compensation committee, each of which operates pursuant to a charter adopted by our board of directors. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002 and rules and regulations of the Nasdaq Stock Market and the Securities and Exchange Commission, or SEC, including those related to our status as a “controlled company.”

The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

From its formation until March 22, 2018, our audit committee was comprised of Simon Rothman, David Parker, and Stephen Kaufer. On March 22, 2018, upon David Parker’s retirement from our board of directors, Greg Schwartz joined our audit committee. Simon Rothman serves as our audit committee chair. Each of Simon Rothman, Greg Schwartz, and Stephen Kaufer meets the requirements for independence of audit committee members under rules and regulations of the Nasdaq Stock Market and the SEC and meets the financial literacy requirements of the Nasdaq Stock Market; David Parker met such requirements during his service on our audit committee. In addition, our board of directors has determined that Simon Rothman is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act. The responsibilities of our audit committee include, among other things:

•	selecting and hiring the independent registered public accounting firm to audit our financial statements;

•	confirming the independence and overseeing the performance of the independent registered public accounting firm;

•	approving the scope, fees, and terms of all audit and permissible non-audit engagements;

•	reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and any reports and certifications regarding internal controls over financial reporting and disclosure controls;

•	preparing the audit committee report that the SEC requires to be included in our annual proxy statement;

•	reviewing reports and communications from the independent registered public accounting firm;

•	reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions;

•	overseeing procedures for the receipt, retention, and treatment of accounting-related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing annually the audit committee charter and the audit committee’s performance.

The audit committee operates under a written charter that satisfies the applicable standards of the Nasdaq Stock Market and is available on our website at https://investors.cargurus.com at “Governance.” The audit committee met four times during 2017, in person and/or by teleconference.

Compensation Committee

Our compensation committee is comprised of Ian Smith, Simon Rothman, and Anastasios Parafestas. Ian Smith serves as our compensation committee chair. Because we are a controlled company under the rules of the Nasdaq Stock Market, our compensation committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the compensation committee in order to comply with such rules. The purpose of our compensation committee is, to the extent such tasks are not performed by our full board of directors, to oversee our compensation policies, plans, and benefit programs and to discharge the responsibilities of our board of directors relating to compensation of our executive officers.

Except to the extent that our full board of directors undertakes any responsibility directly, the responsibilities of our compensation committee include, among other things:

•	overseeing our compensation policies, plans, and benefit programs;

•	reviewing and approving, or making recommendations to our board of directors regarding, the compensation of our executive officers (other than the Chief Executive Officer, for which the compensation committee only makes a recommendation to the board of directors);

•	reviewing and approving, and, where appropriate, recommending to the board of directors for approval, any material employment agreements, severance arrangements and change in control agreements and provisions for the Chief Executive Officer and other executive officers when and if appropriate, as well as any special supplemental benefits;

•	reviewing annually the compensation committee charter and the compensation committee’s performance;

•	to the extent required, preparing the compensation committee report for inclusion in our annual proxy statement; and

•	administering our equity compensation plans.

The compensation committee operates under a written charter that satisfies the applicable standards of the Nasdaq Stock Market and which is available on our website at https://investors.cargurus.com at “Governance.” The compensation committee met two times during 2017 in person and/or by teleconference.

Role of Compensation Consultant and Use of Market Data.

The compensation committee has the authority under its charter to engage the services of a compensation consultant to assist it in carrying out its responsibilities. In 2017, in preparation for its evaluation of our pay practices in connection with our IPO prior to the formation of our compensation committee, we retained Compensia to provide executive compensation advisory services. Specifically, we engaged Compensia to evaluate our executive compensation as compared to similar public companies and to assist in the development of our post-IPO board compensation program.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Board of Directors Role in Risk Oversight

Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its review of the operations and corporate functions of our company, our board of directors addresses the principal risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

The audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management are undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

The compensation committee assesses and monitors the extent to which our incentive compensation policies and programs for employees may encourage excessive risk-taking and the relationship between risk management policies and practices and compensation, and evaluates compensation policies and practices that could mitigate any such risk.

Communicating with the Directors

Our board of directors gives appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. The General Counsel is primarily responsible for monitoring communications to our board of directors from stockholders and other interested parties and for providing copies or summaries of such communications to the directors as she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our General Counsel considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to the board of directors should address such communications to: The Board of Directors, c/o Secretary, CarGurus, Inc., 2 Canal Park, 4th Floor, Cambridge, Massachusetts 02141 USA.

Additionally, we have established a confidential process for reporting, investigating and resolving employee and third-party concerns related to accounting, auditing and similar matters under the Sarbanes-Oxley Act of 2002. Stockholders and other interested parties may confidentially provide information to our audit committee or to one or more of our individual directors by using the confidential and anonymous financial concern hotline that is operated by an independent, third-party service. Within the United States and Canada, the ethics hotline can be reached by telephone, toll-free, at (877) 325-9953 or worldwide via the internet at https://www.openboard.info/CARG/index.cfm.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The Code of Business Conduct and Ethics is available on our website at https:/.investors.carugurs.com at “Governance.” We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Executive Officers Who Are Not Directors

Certain information regarding our executive officers who are not also directors, as of March 31, 2018, is set forth below.

Name	Age	Positions(s)
Jason Trevisan	43	Chief Financial Officer and Treasurer
Samuel Zales	54	Chief Operating Officer
Thomas Caputo	44	Senior Vice President, Product
Oliver Chrzan	39	Senior Vice President, Engineering
Kathleen Patton	51	Senior Vice President, General Counsel and Secretary
Sarah Welch	45	Senior Vice President, Consumer Marketing

Jason Trevisan. Jason Trevisan has served as our Chief Financial Officer since September 2015 and as our Treasurer since July 2016. Prior to joining CarGurus, Mr. Trevisan was a General Partner with Polaris Partners, or Polaris, a venture capital firm, from September 2003 to August 2015. While at Polaris, Mr. Trevisan led investments in and served as a director of numerous consumer internet and software companies including Legalzoom, PartsSource, Shoedazzle, and The Roberts Group. Prior to joining Polaris, from September 1999 to June 2001, Mr. Trevisan held management roles in Analytics and Client Services at aQuantive, a digital marketing service and technology company, which was acquired by Microsoft in 2007. Earlier in his career, from July 1996 to August 1999, he served as a consultant with Bain & Company. Mr. Trevisan received his Master of Business Administration degree from the Tuck School of Business at Dartmouth College and a Bachelor of Arts degree from Duke University.

Samuel Zales. Samuel Zales has served as our Chief Operating Officer since September 2017. Mr. Zales served as our Chief Revenue Officer from December 2015 to September 2017 and as our President of Dealer Operations and International from November 2014 to December 2015. Prior to joining CarGurus, from January 2014 to October 2014, Mr. Zales was Executive Vice President of Zeta Interactive, a marketing software company that acquired ClickSquared, Inc., or ClickSquared, in January 2014. From March 2013 to January 2014, Mr. Zales was Chief Executive Officer of ClickSquared, a marketing software company. Prior to ClickSquared, Mr. Zales was a consultant to multiple technology and software companies and served on the boards of four venture-backed companies. From October 2008 to November 2011, Mr. Zales was President of Zoom Information, Inc., or ZoomInfo, a software-as-a-service company, where he led day-to-day operations and oversaw the company’s growth strategy into the marketing services and sales intelligence arenas. Prior to ZoomInfo, from January 2007 to October 2008, Mr. Zales was Chief Executive Officer of BuyerZone.com LLC, or BuyerZone, a division of Reed Business Information, a business unit of Reed Elsevier PLC, which acquired BuyerZone in January 2007. From November 1999 to January 2007, Mr. Zales was President and Chief Executive Officer of BuyerZone, an

online marketplace for business purchasing, which he led to its successful acquisition by Reed Business Information. Mr. Zales holds a Master of Business Administration degree from the Kellogg Graduate School of Management at Northwestern University and a Bachelor of Arts degree from Dartmouth College.

Thomas Caputo. Thomas Caputo has served as our Senior Vice President of Product since January 2017. Prior to joining CarGurus, from July 2012 to January 2017, Mr. Caputo served as the Chief Product Officer at Fiksu Inc., or Fiksu, a mobile marketing company. Prior to Fiksu, from January 2011 to August 2012, Mr. Caputo was Vice President of Product Management at [x+1] Inc., or [x+1], a digital marketing company, which was acquired by Rocket Fuel Inc. in August 2014. Prior to joining [x+1], from October 2007 to January 2011, Mr. Caputo served as Vice President at Advanced Technology Ventures, or ATV, a venture capital firm. Prior to joining ATV, from August 2003 to October 2007, Mr. Caputo served as a Group Product Manager at Microsoft Corporation. Mr. Caputo holds a Master of Science degree from Stanford University, a Master of Business Administration degree from Stanford University Graduate School of Business and a Bachelor of Arts degree from Dartmouth College.

Oliver Chrzan. Oliver Chrzan has served as our Senior Vice President of Engineering since November 2015. Mr. Chrzan served as our Vice President of Engineering from September 2013 to November 2015, our Director of Software Development from May 2010 to September 2013, and our Senior Software Engineer from March 2008 to May 2010. Prior to joining CarGurus, from January 2006 to January 2008, Mr. Chrzan worked as a Senior Technical Lead at Dovel Technologies, or Dovel, a software company. At Dovel, Mr. Chrzan led a team of engineers who developed large information systems for various U.S. government agencies. Prior to joining Dovel, from June 2000 to January 2006, Mr. Chrzan worked at Raytheon on several U.S. Department of Defense projects. Mr. Chrzan holds a Bachelor of Science degree from Cornell University.

Kathleen Patton. Kathleen Patton has served as our Senior Vice President, General Counsel since August 2017 and has served as our Secretary since September 2017. Ms. Patton previously served as the Senior Vice President, General Counsel, and Secretary of Demandware, Inc., or Demandware, a provider of enterprise-class cloud commerce solutions for retailers and branded manufacturers, from June 2015 until August 2016 and as Demandware’s Associate General Counsel from April 2012 until June 2015. From June 2010 until March 2012, Ms. Patton was Associate General Counsel at Stream Global Services, Inc., or Stream, a business process outsource service provider specializing in customer relationship management. Prior to joining Stream, Ms. Patton worked in law firms, as the Director of Practice Development at Brown Rudnick LLP, the Practice Director at Day Pitney LLP, a corporate partner and associate at McDermott, Will & Emery LLP and an associate at Walter, Conston, Alexander & Green, P.C. Ms. Patton holds a Juris Doctor degree from Georgetown University Law Center and a Bachelor of Arts degree from Dartmouth College.

Sarah Welch. Sarah Welch has served as our Senior Vice President of Consumer Marketing since February 2016. Prior to joining CarGurus, from August 2011 to January 2016, Ms. Welch was Chief Marketing Officer and General Manager, Consumer at Gazelle, Inc., or Gazelle, a consumer electronics marketplace where she oversaw the end-to-end consumer experience including all aspects of marketing, product management, customer care, and direct-to-consumer sales. Prior to Gazelle, from January 2005 to July 2011, Ms. Welch held various positions at TripAdvisor, an online marketplace for travel-related content. Her roles at TripAdvisor included Vice President of the TripAdvisor Media Group from July 2009 to August 2011, Vice President of Marketing from March 2008 to July 2009, and Director from January 2005 to March 2008. Ms. Welch holds a Master of Business Administration degree from Stanford University Graduate School of Business and a Bachelor of Arts degree from Brown University.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Executive Compensation

Our named executive officers for the year ended December 31, 2017 are:

•	Langley Steinert, our founder, Chief Executive Officer, President, and Chairman;

•	Jason Trevisan, our Chief Financial Officer and Treasurer;

•	Samuel Zales, our Chief Operating Officer;

•	Kathleen Patton, our Senior Vice President, General Counsel and Secretary; and

•	Thomas Caputo, our Senior Vice President, Product.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during the years ended December 31, 2017 and 2016.

Name and principal position	Year	Salary ($)			Bonus ($)			Stock Awards ($)		All Other Compensation ($)(1)		Total ($)
Langley Steinert Chief Executive Officer, President, and Chairman	2017 2016	$ $	313,669 279,675		$ $	325,000 250,000	(2) (3)	— —		— —		$ $	638,669 529,675
Jason Trevisan Chief Financial Officer and Treasurer	2017 2016	$ $	348,129 305,100		$ $	180,000 175,000	(2) (3)	— —		$2,500 —	(4)	$ $	530,629 480,100
Samuel Zales Chief Operating Officer	2017 2016	$ $	368,567 335,610		$ $	250,000 300,000	(2) (3)	— —		$2,500 —	(4)	$ $	621,067 635,610
Kathleen Patton Senior Vice President, General Counsel and Secretary	2017		$91,146	(5)		$81,250	(6)	$4,351,500	(7)	$2,500	(4)		$4,526,396
Thomas Caputo Senior Vice President, Product	2017		$242,959	(8)		$175,000	(9)	$1,096,920	(7)	$2,500	(4)		$1,517,379

(1)	The Company’s 401(k) matching contributions included in this column are also provided to all of our employees and are therefore not considered perquisites but are reported as income earned for each named executive officer.
(2)	Represents a discretionary bonus award earned as a result of our performance in the 2017 fiscal year paid in 2018. The discretionary bonus award was made in the sole discretion of our board of directors, taking into account individual and company performance. Such bonus awards were not paid pursuant to a plan providing for compensation intended to serve as incentive for performance, and such amounts were not determined based upon outcomes with respect to any specified performance targets.
(3)	Represents a discretionary bonus award earned as a result of our performance in the 2016 fiscal year paid in 2017. The discretionary bonus award was made in the sole discretion of our board of directors, taking into account individual and company performance. Such bonus awards were not paid pursuant to a plan providing for compensation intended to serve as incentive for performance, and such amounts were not determined based upon outcomes with respect to any specified performance targets.
(4)	Represents the Company’s 401(k) matching contributions.
(5)	Ms. Patton’s employment commenced on August 21, 2017. The amount reported represents the pro rata portion of Ms. Patton’s salary from August 21, 2017 through December 31, 2017.

(6)	$56,250 of such amount represents a discretionary bonus award earned as a result of our performance in the 2017 fiscal year paid in 2018 and $25,000 of such amount represents a signing bonus in connection with Ms. Patton’s commencement of her employment. The discretionary bonus award was made in the sole discretion of our board of directors, taking into account individual and company performance. Such bonus award was not paid pursuant to a plan providing for compensation intended to serve as incentive for performance, and such amount was not determined based upon outcomes with respect to any specified performance targets.
(7)	Represents the aggregate grant date fair value of the restricted stock unit award based on the closing stock price on the date of grant computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 2 and Note 8 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 regarding assumptions regarding valuation of equity awards.
(8)	Mr. Caputo’s employment commenced on January 4, 2017. The amount reported represents the pro rata portion of Mr. Caputo’s salary from January 4, 2017 through December 31, 2017.
(9)	$140,000 of such amount represents a discretionary bonus award earned as a result of our performance in the 2017 fiscal year paid in 2018 and $35,000 of such amount represents a signing bonus in connection with Mr. Caputo’s commencement of his employment. The discretionary bonus award was made in the sole discretion of our board of directors, taking into account individual and company performance. Such bonus award was not paid pursuant to a plan providing for compensation intended to serve as incentive for performance, and such amount was not determined based upon outcomes with respect to any specified performance targets.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning outstanding equity awards held by our named executive officers as of December 31, 2017.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units that have not vested ($) (1)
Langley Steinert	—	—		—	—	—		—
Jason Trevisan	—	—		—	—	242,358	(2)	$7,265,893
Samuel Zales	574,548	198,798	(3)	$0.16	12/10/2024	—		—
Kathleen Patton	—	—		—	—	150,000	(4)	$4,497,000
Thomas Caputo	—	—		—	—	198,000	(5)	$5,936,040

(1)	The market price for our Class A common stock is based on $29.98, the closing market price of our Class A common stock on December 29, 2017, the last trading day of the 2017 fiscal year. Our Class B common stock is valued the same as our Class A common stock.
(2)

In October 2016, we repurchased 2,900 shares of Class A common stock and 5,800 shares of Class B common stock underlying Mr. Trevisan’s time-vested restricted stock units, or RSUs. Accordingly, these RSUs represent 181,762 shares of Class A common stock and 363,524 shares of Class B common stock granted under our Amended and Restated 2015 Equity Incentive Plan, or the 2015 Plan, and vest on the satisfaction of both (i) a service-based vesting condition and (ii) a liquidity event-based condition. The liquidity-based vesting condition was satisfied upon the effectiveness of our registration statement on Form S-1 in connection with our IPO. Subject to Mr. Trevisan’s continued employment, the service-based vesting requirements are satisfied as follows: 25% of the RSUs vested on August 31, 2016 and 6.25% of the RSUs vest on the last day of each three-month period thereafter until August 31, 2019. As of December 31, 2017, 100,976 shares of Class A common stock and 201,952 shares of Class B common stock underlying the RSUs were vested. Pursuant to the terms of the lock-up that Mr. Trevisan executed in connection with our IPO, any then vested shares settled upon expiration of the lock-up on April 10, 2018. Any RSUs that vest after April 10, 2018 will be settled for shares of common stock within 60 days following the vesting date. Any unvested RSUs are subject to accelerated vesting as described under the “Executive Employment Arrangements” section of this Proxy Statement.
(3)	Represents an option to purchase Class A common stock and Class B common stock granted under our 2006 Equity Incentive Plan, or the 2006 Plan. In October 2016, the Company repurchased 7,284 shares of Class A common stock and 14,568 shares of Class B common stock underlying such option. Subject to Mr. Zales’ continued employment, the options vests as follows: 25% of the options vested on November 3, 2015 and 6.25% of the options vest on the last day of each three-month period thereafter until November 3, 2018. As of December 31, 2017, 191,516 shares of Class A common stock and 383,032 shares of Class B common stock were vested and exercisable. The unvested shares subject to this option are subject to accelerated vesting as described under the “Executive Employment Arrangements” section of this Proxy Statement. The option award was granted with a per share exercise price greater than the fair market value of one share of our Class B common stock on the date of grant, as determined in good faith by our board of directors with the assistance of a third-party valuation analysis.
(4)	These RSUs represent 150,000 shares of Class A common stock granted under our Omnibus Incentive Compensation Plan, or the 2017 Plan, that will vest over four years, with 25% of the RSUs vesting on August 21, 2018 and 6.25% of the RSUs vesting on the last day of each three-month period thereafter until August 21, 2021. The RSUs will be settled for shares of Class A common stock within 30 days after the applicable vesting date. Any unvested RSUs are subject to accelerated vesting as described under the “Executive Employment Arrangements” section of this Proxy Statement.
(5)	These RSUs represent 66,000 shares of Class A common stock and 132,000 shares of Class B common stock granted under our 2017 Plan, and vest on the satisfaction of both (i) a service-based vesting condition and (ii) a liquidity event-based condition. The liquidity-based vesting condition was satisfied upon the effectiveness of our registration statement on Form S-1 in connection with our IPO. Subject to Mr. Caputo’s continued employment, the service-based vesting requirements are satisfied as follows: 25% of the RSUs vested on January 4, 2018 and 6.25% of the RSUs vest on the last day of each three-month period thereafter until January 4, 2021. Pursuant to the terms of the lock-up that Mr. Caputo executed in connection with our IPO, any then vested shares settled upon expiration of the lock-up on April 10, 2018. Any RSUs that vest after April 10, 2018 will be settled for shares of common stock within 60 days following the vesting date. Any unvested RSUs are subject to accelerated vesting as described under the “Executive Employment Arrangements” section of this Proxy Statement.

Executive Employment Arrangements

We have entered into employment letters with each of our named executive officers. These agreements provide for at-will employment and generally include the named executive officer’s initial base salary, an indication of eligibility for an annual performance-based bonus opportunity, equity awards, and certain severance and change of control benefits. These employment arrangements are described below.

Langley Steinert

The offer letter with Mr. Steinert, effective March 17, 2006, memorializes the terms of Mr. Steinert’s position as our Chief Executive Officer. The terms provide that Mr. Steinert is entitled to a base salary, which may be adjusted on an annual basis, and participation in our benefit programs. In connection with his commencement of employment, Mr. Steinert entered into a non-disclosure, development and non-competition agreement, which provides that at all times during Mr. Steinert’s employment and thereafter, Mr. Steinert will maintain the confidentiality of all confidential information obtained by him as a result of his employment and assign all inventions to us. In addition, during the term of Mr. Steinert’s employment, and for the one-year period (subject to certain extensions in the event of a breach) after Mr. Steinert’s termination of employment,

Mr. Steinert cannot (i) compete against our company, (ii) interfere or do business with any customers or affiliates of our company, or (iii) solicit in any way the existing or future employees of our company or any others who provide services to our company.

Jason Trevisan

The offer letter with Mr. Trevisan, dated August 10, 2015, provides for an initial annual base salary, which may be adjusted on an annual basis, consistent with salary review procedures for other company employees. In connection with the commencement of his employment, Mr. Trevisan received a $50,000 sign-on bonus, which would have been subject to repayment if Mr. Trevisan’s employment terminated within 12 months following Mr. Trevisan’s start date. Mr. Trevisan is eligible to receive a discretionary annual bonus.

In connection with the commencement of his employment, Mr. Trevisan was awarded 553,986 RSUs under the 2015 Plan, which can be settled for 184,662 shares of Class A common stock and 369,324 shares of Class B common stock, subject to service-based vesting and liquidity event-based vesting; both the service-based vesting and liquidity event-based vesting conditions must be satisfied prior to the seventh anniversary of the date of grant in order for the RSUs to fully vest. With respect to the service-based vesting condition, 25% of the units vested on August 31, 2016, and an additional 6.25% vest every three months thereafter until August 31, 2019, subject to Mr. Trevisan’s continued employment on the applicable vesting dates. The liquidity-event based vesting condition was satisfied upon our IPO. Any RSUs that meet the service-based vesting condition prior to April 10, 2018 will be settled on April 10, 2018, and any RSUs that vest after April 10, 2018 will be settled for shares of common stock within 60 days following the vesting date. Such vesting may be accelerated in connection with a Transaction (as defined in the 2015 Plan). In October 2016, we repurchased time-vested RSUs which could be settled for 2,900 shares of Class A common stock and 5,800 shares of Class B common stock from Mr. Trevisan.

Mr. Trevisan is entitled to participate in all employee benefits made available to other company employees, including but not limited to health insurance, paid time off (including three weeks of paid vacation), and reimbursement for business expenses in accordance with our expense reimbursement policy.

If we terminate his employment for cause, we will pay Mr. Trevisan his accrued compensation and benefits through the date of termination and he will forfeit the unvested RSUs. If Mr. Trevisan terminates his employment for any reason, we will pay him his accrued compensation and benefits through the date of termination and he will retain any portion of the shares of our common stock issued pursuant to his RSUs that have vested due to the service-based vesting condition.

If we terminate Mr. Trevisan’s employment without cause, or Mr. Trevisan terminates his employment for good reason, he will receive accrued compensation through the date of termination and, provided he executes and does not revoke a release of claims, Mr. Trevisan will be entitled to (i) a severance payment of $100,000, which will be paid in a lump sum within 60 days following his termination of employment and (ii) vesting as of his termination date of any portion of the initial RSUs granted to Mr. Trevisan that would have vested under the service-based vesting condition over the 12-month period following his termination, had he remained employed during that period.

Pursuant to the terms of the offer letter, (1) “cause” is generally defined as a finding by our board of directors that Mr. Trevisan has: (i) materially breached the offer letter, which breach has not been remedied within 30 days following written notice to him; (ii) engaged in disloyalty to our company, including, without limitation, fraud, embezzlement, theft, commission of a felony, or proven dishonesty; (iii) disclosed trade secrets or confidential information of our company to persons not entitled to receive such information; (iv) breached the nondisclosure, developments, and non-competition agreement that he entered into in connection with the commencement of his employment; or (v) engaged in such other behavior detrimental to the interests of our company as our board of directors reasonably determines; and (2) “good reason” is generally defined as the occurrence of any of the following events, without Mr. Trevisan’s consent: (i) a material diminution in his title, responsibilities, authority, or duties; (ii) a material diminution of his base salary or target annual discretionary bonus, except for across-the-board reductions based on our company’s financial performance similarly affecting all or substantially all senior management employees; (iii) a material change in the principal geographic location at which he provides services to our company (with the exception of travel related to his duties); or (iv) our company’s material breach of the offer letter; provided that Mr. Trevisan notifies us within 30 days of the occurrence of the condition constituting good reason, he cooperates with us to cure the condition for a period of not less than 30 days following the notice, and, if we fail to cure the condition following our cure period, he terminates his employment within 30 days following the end of the cure period.

The offer letter requires that Mr. Trevisan comply with our nondisclosure, developments, and non-competition agreement, which provides that at all times during Mr. Trevisan’s employment and thereafter, Mr. Trevisan will maintain the confidentiality of all confidential information obtained by him as a result of his employment and assign all inventions to us. In addition, during the term of Mr. Trevisan’s employment, and for the one-year period (subject to certain extensions in the event of a breach) after Mr. Trevisan’s termination of employment, Mr. Trevisan cannot (i) compete against our company, (ii) interfere or do business with any customers or affiliates of our company, or (iii) solicit in any way the existing or future employees of our company or any others who provide services to our company.

Samuel Zales

The offer letter with Mr. Zales, dated October 24, 2014, provides for an initial annual base salary, which may be adjusted on an annual basis, consistent with salary review procedures for other company employees. Upon execution of the offer letter, Mr. Zales received a $50,000 sign-on bonus, which would have been subject to repayment upon a voluntary termination within 12 months following Mr. Zales’s start date. Mr. Zales is eligible to receive a discretionary annual bonus.

In connection with the commencement of his employment, Mr. Zales was awarded an option to purchase 265,066 shares of Class A common stock and 530,132 shares of Class B common stock, pursuant to the terms of the 2006 Plan. The shares of common stock underlying the option vest over four years as follows: 25% vested on November 3, 2015, and an additional 6.25% will vest at the end of each three-month period thereafter until November 3, 2018, provided that Mr. Zales remains employed on the applicable vesting dates and complies with the terms of the 2006 Plan. If our company is sold or there is a change in control, other than transfers to employees, public offerings, or additional equity financings, any shares of common stock underlying the option that are not vested and exercisable will become vested and exercisable in connection with such sale or change of control. In October 2016, we repurchased from Mr. Zales 7,284 shares of Class A common stock and 14,568 shares of Class B common stock underlying the option, which were vested but unexercised.

Mr. Zales is entitled to participate in all employee benefits made available to other company employees, including, but not limited to, health insurance, paid time off (including three weeks of paid vacation), and reimbursement for business expenses in accordance with our expense reimbursement policy.

If we terminate Mr. Zales’ employment without cause, he will receive accrued compensation through the date of termination and, provided he executes and does not revoke a release of claims, Mr. Zales is entitled to a severance payment of $100,000, which will be paid in a lump sum on Mr. Zales’s last day of employment with us. If Mr. Zales is terminated for any reason, Mr. Zales will forfeit any portion of the shares underlying his option that have not yet vested as of his termination of employment with the exception of any shares that may vest in connection with a change of control, and he will have 90 days to exercise the vested portion of the option.

The offer letter requires that Mr. Zales comply with our nondisclosure, developments, and non-competition agreement, which provides that at all times during Mr. Zales’ employment and thereafter, Mr. Zales will maintain the confidentiality of all confidential information obtained by him as a result of his employment and assign all inventions to us. In addition, during the term of Mr. Zales’s employment, and for the one-year period (subject to certain extensions in the event of a breach) after Mr. Zales’s termination of employment, Mr. Zales cannot (i) compete against our company, (ii) interfere or do business with any customers or affiliates of our company, or (iii) solicit in any way the existing or future employees of our company or any others who provide services to our company.

Kathleen Patton

The offer letter with Ms. Patton, dated August 2, 2017, provides for an initial annual base salary, which may be adjusted on an annual basis, consistent with salary review procedures for other company employees. In connection with the commencement of her employment, Ms. Patton received a $25,000 sign-on bonus, which is subject to repayment if Ms. Patton’s employment terminates within 12 months following Ms. Patton’s start date. Ms. Patton is eligible to receive a discretionary annual bonus.

In connection with the commencement of her employment, Ms. Patton was awarded 150,000 RSUs under the 2017 Plan, which can be settled for 150,000 shares of Class A common stock that will vest over four years, with 25% of the RSUs vesting on August 21, 2018 and 6.25% of the RSUs vesting on the last day of each three-month period thereafter until August 21, 2021. Such vesting may be accelerated in connection with a Change of Control (as defined in the 2017 Plan).

Ms. Patton is entitled to participate in all employee benefits made available to other company employees, including but not limited to health insurance, paid time off (including three weeks of paid vacation), and reimbursement for business expenses in accordance with our expense reimbursement policy.

The offer letter requires that Ms. Patton comply with our nondisclosure, developments, and non-competition agreement, which provides that at all times during Ms. Patton’s employment and thereafter, Ms. Patton will maintain the confidentiality of all confidential information obtained by her as a result of her employment and assign all inventions to us. In addition, during the term of Ms. Patton’s employment, and for the one-year period (subject to certain extensions in the event of a breach) after Ms. Patton’s termination of employment, Ms. Patton cannot (i) compete against our company, (ii) interfere or do business with any customers or affiliates of our company, or (iii) solicit in any way the existing or future employees of our company or any others who provide services to our company.

Thomas Caputo

The offer letter with Mr. Caputo, dated November 18, 2016, provides for an initial annual base salary, which may be adjusted on an annual basis, consistent with salary review procedures for other company employees. In connection with the commencement of his employment, Mr. Caputo received a $35,000 sign-on bonus, which would have been subject to repayment if Mr. Caputo’s employment terminated within 12 months following Mr. Caputo’s start date. Mr. Caputo is eligible to receive a discretionary annual bonus.

In connection with the commencement of his employment, Mr. Caputo was awarded 198,000 RSUs under the 2015 Plan, which can be settled for 66,000 shares of Class A common stock and 132,000 shares of Class B common stock, subject to service-based vesting and liquidity event-based vesting; both the service-based vesting and liquidity event-based vesting conditions must be satisfied prior to the seventh anniversary of the date of grant in order for the RSUs to fully vest. With respect to the service-based vesting condition, 25% of the units vested on January 4, 2018, and an additional 6.25% vest every three months thereafter until January 4, 2021, subject to Mr. Caputo’s continued employment on the applicable vesting dates. The liquidity-event based vesting condition was satisfied upon our IPO. Any RSUs that meet the service-based vesting condition prior to April 10, 2018 will be settled on April 10, 2018, and any RSUs that vest after April 10, 2018 will be settled for shares of common stock within 60 days following the vesting date. Such vesting may be accelerated in connection with a Transaction (as defined in the 2015 Plan).

Mr. Caputo is entitled to participate in all employee benefits made available to other company employees, including but not limited to health insurance, paid time off (including three weeks of paid vacation), and reimbursement for business expenses in accordance with our expense reimbursement policy.

The offer letter requires that Mr. Caputo comply with our nondisclosure, developments, and non-competition agreement, which provides that at all times during Mr. Caputo’s employment and thereafter, Mr. Caputo will maintain the confidentiality of all confidential information obtained by him as a result of his employment and assign all inventions to us. In addition, during the term of Mr. Caputo’s employment, and for the one-year period (subject to certain extensions in the event of a breach) after Mr. Caputo’s termination of employment, Mr. Caputo cannot (i) compete against our company, (ii) interfere or do business with any customers or affiliates of our company, or (iii) solicit in any way the existing or future employees of our company or any others who provide services to our company.

Employee Benefits

401(k) Plan

Our named executive officers participate in our broad-based 401(k) savings plan offered to all our employees. In 2016, the plan did not require mandatory matching or profit sharing contributions, and therefore, we determined whether a discretionary match or other discretionary employer contribution would be made on an annual basis. Effective July 1, 2017, we implemented a mandatory matching policy, under which we match 50% of an employee’s calendar-year contributions, up to a maximum of the lesser of (i) 6% of the employee’s base salary, bonus and commissions paid during the period or (ii) $5,000 (prorated to $2,500 for the 2017 calendar year). Mandatory matching contributions may be subject to vesting based on an employee’s start date and length of service. Employees can designate the investment of their 401(k) accounts into a broad range of mutual funds. We do not allow investment in our common stock through the 401(k) plan.

Director Compensation

Beginning in 2017, we have compensated our non-employee directors for their service as directors. Accordingly, Mr. Steinert, our Chief Executive Officer, President, and Chairman, did not receive any additional compensation for his service as a director.

Our compensation committee periodically reviews the compensation of our non-employee directors. Our compensation committee compares the compensation of our board of directors to compensation paid to non-employee directors of similarly sized public companies. Our compensation committee also considers the responsibilities we ask from the members of our board of directors along with the amount of time required to perform those responsibilities.

Cash Compensation

On October 25, 2017, we established a cash and equity compensation program for our non-employee directors in consideration of their service on our board of directors and committees of the board of directors.

The cash compensation approved by the board of directors is as follows:

Annual Base Compensation for Non-Employee Directors	$35,000
Additional Compensation for Audit Committee Chair	$20,000
Additional Compensation for Compensation Committee Chair	$12,000
Additional Compensation for Audit Committee Member (not Chair)	$9,000
Additional Compensation for Compensation Committee Member (not Chair)	$5,000

This cash compensation for non-employee directors remains the same for 2018.

For 2017, the amount that each non-employee director received was prorated from the effective date of our IPO. Going forward, in respect of each fiscal year of the company, the payments described above will be payable in full on or promptly after the date of the annual meeting of stockholders. When a director joins the board of directors or a committee or accepts another position on the board of directors, such director will receive pro-rata cash compensation based on his or her expected service during the fiscal year.

Each member of our board of directors is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending board meetings and meetings for any committee on which he serves.

Equity Compensation

For 2017, in connection with becoming a public company, each non-employee director was entitled to receive a restricted stock unit award under our 2017 Plan for shares of Class A common stock, vesting over two years with 50% vesting on the first anniversary of such grant and the remaining 50% vesting on the second anniversary of such grant. On October 25, 2017, our board of directors granted to each of Messrs. Kaufer, Parafestas, Parker, Rothman, and Smith an RSU award of 2,080 shares of our Class A common stock.

For 2018, each non-employee director who is in service as of the date of the Annual Meeting and whose service on the board of directors has continued from the 2017 fiscal year shall receive as of the date of the Annual Meeting, subject to board of directors approval, an annual grant of RSUs pursuant to the 2017 Plan, with the number of RSUs subject to the grant to be determined based on $150,000 divided by the closing price of the Class A common stock on the Nasdaq Stock Market on the date of such grant, prorated as necessary in respect of the director’s expected service for such fiscal year, subject to a service-based vesting requirement, vesting in full on the first anniversary of such grant. In addition, each non-employee director that first becomes a member of the board of directors shall receive, subject to approval by the board of directors, an initial grant of RSUs pursuant to the 2017 Plan, with the number of RSUs subject to the grant to be determined based on $150,000, divided by the closing price of the Class A common stock on the Nasdaq Stock Select Market on the date of such grant, subject to a service-based vesting requirement, vesting in full on the first anniversary of such grant.

The following table sets forth information regarding the compensation of non-employee directors who served on our board of directors in 2017:

Eligible Director Compensation For 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Stephen Kaufer	9,187	60,341	69,528
Anastasios Parafestas	8,352	60,341	68,693
David Parker (3)	9,187	60,341	69,528
Simon Rothman	12,527	60,341	72,868
Ian Smith	9,813	60,341	70,154

(1)	The amount reported in this column represents the aggregate grant date fair value of the restricted stock unit award based on the closing stock price on the date of grant computed in accordance with the Financial Accounting Standards board of directors Accounting Standards Codification Topic 718. See Note 2 and Note 8 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 regarding assumptions regarding valuation of equity awards.

(2)	As of December 31, 2017, our eligible directors held the following aggregate number of shares under outstanding stock options (representing unexercised option awards - both exercisable and unexercisable) and unvested stock awards:

Name	Aggregate Number of Shares Underlying Stock Awards
Stephen Kaufer	2,080
Anastasios Parafestas	2,080
David Parker	2,080
Simon Rothman	2,080
Ian Smith	2,080

(3)	Mr. Parker resigned from our board of directors effective March 22, 2018. Upon such resignation, our board of directors approved a partial acceleration of Mr. Parker’s RSU grant such that 1,040 of such RSUs became fully vested on the date of Mr. Parker’s resignation, with the remainder of the RSUs being forfeited.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2017, in which we were a party and the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors, or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.

Related Person Transactions

Initial Public Offering

On October 16, 2017, we completed our IPO. Allen & Company LLC acted as an underwriter in the IPO. Immediately prior to the IPO, Allen & Company LLC and its associated persons, including Ian Smith, a member of our board of directors, beneficially owned shares of our outstanding preferred stock representing 13.5% of our outstanding preferred stock. In connection with Allen & Company LLC’s role as an underwriter in the IPO, pursuant to the underwriting agreement, Allen & Company LLC purchased 2,190,200 shares of our Class A common stock in the IPO at $14.88 per share for a total purchase price of $32,590,176, after deducting underwriting discounts and commissions paid to Allen & Company LLC of $2,453,024.

Third Amended and Restated Investors’ Rights Agreement

We are party to a third amended and restated investors’ rights agreement, dated August 23, 2016, which provides, among other things, that certain holders of our capital stock, including Allen & Company LLC, Argonaut 22 LLC, entities affiliated with T. Rowe Price, Langley Steinert, Stephen Kaufer, David Parker, Simon Rothman, and Ian Smith, have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals and, as applicable, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Our amended and restated certificate of incorporation also provides that we will indemnify each of our executive officers and directors to the fullest extent permitted by the Delaware General Corporation Law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses to each indemnitee in connection with any proceeding in which indemnification is available. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written policy for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction.

If advance review and approval is not practicable, the chair of the audit committee will review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, notifying the audit committee at its next meeting. If we become aware that a related person transaction has not been approved under the policy, the audit committee will review, and, in its discretion, may ratify the related person transaction. Our audit committee may approve or ratify the transaction if it determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate. The policy also provides that any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	whether the transaction would impair the independence of an otherwise independent director or nominee for director;

•	whether the transaction is undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose, timing, and the potential benefits to us, of the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transaction, among others, does not create a material direct or indirect interest on behalf of related persons and, therefore, is not a related person transaction for purposes of our policy:

•	interests arising solely from the related person’s position as an employee (other than an executive officer) or director of another entity that is a participant in the transaction, when (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity and (b) the amount involved in the transaction equals less than the greater of $1.0 million or 2% of the annual total annual revenue of the other entity that is a party to the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 5, 2018, with respect to the beneficial ownership of our common stock by:

•	each of our named executive officers,

•	each of our directors and director nominees,

•	all of our directors, director nominees and executive officers as a group, and

•	each person or group of affiliated persons we know to beneficially own 5% or more of the outstanding shares of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our Class A common stock and Class B common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our Class A common stock and Class B common stock subject to options or RSUs held by that person that are currently exercisable, exercisable within 60 days after April 5, 2018 or vested and will settle within 60 days after April 5, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

We have based our calculation of the percentage ownership of our Class A common stock and Class B common stock on 85,426,038 shares of our Class A common stock outstanding and 20,702,084 shares of our Class B common stock outstanding, in each case, as of April 5, 2018.

This table is based upon information supplied by officers, directors and stockholders known by us to be beneficial owners of more than 5% of our common stock as well as Schedules 13G or 13D filed with the SEC.

Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o CarGurus, Inc., 2 Canal Park, Cambridge, Massachusetts 02141.

Name	Class A Common Stock		Class B Common Stock		Voting % (1)
	Shares	%	Shares	%
Named Executive Officers and Directors:
Langley Steinert (2)	10,097,614	11.8	20,308,788	98.1	72.9
Jason Trevisan (3)	127,185	*	248,120	1.2	*
Samuel Zales (4)	227,775	*	449,300	2.1	1.6
Kathleen Patton (3)	1,250	*	—	*	*
Thomas Caputo (3)	21,878	*	41,256	*	*
Stephen Kaufer	1,442,742	1.7	—	*	*
Anastasios Parafestas (5)	16,823,633	19.7	200,000	1.0	6.4
Simon Rothman	585,684	*	—	*	*
Greg Schwartz	—	*	—	*	*
Ian Smith (6)	805,992	*	187,440	*	*
All executive officers and directors as a group (12 persons) (7)	32,520,594	37.9	21,637,452	99.97	82.3

5% Stockholders:
Allen & Company LLC (8)	5,679,601	6.6	—	*	1.9
Argonaut 22 LLC (9)	13,708,219	16.0	—	*	4.7
T. Rowe Price, and its affiliated funds (10)	13,060,603	15.3	—	*	4.5

(*)	Less than 1%.

(1)	Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share and holders of our Class A common stock are entitled to one vote per share.
(2)	Consists of (a) 9,051,201 shares of Class A common stock and 18,223,252 shares of Class B common stock held of record by Mr. Steinert, (b) 3,645 shares of Class A common stock underlying restricted stock units that are vested or that will vest within 60 days after April 5, 2018 and (c) 1,042,768 shares of Class A common stock and 2,085,536 shares of Class B common stock held of record by The Langley Steinert Irrevocable Family Trust dated June 21, 2004, of which Mr. Steinert’s children are the beneficiaries. Mr. Steinert is neither trustee for nor beneficiary of such trust. However, Mr. Steinert may be deemed to be the beneficial owner of the shares held of record thereby. Mr. Steinert expressly disclaims beneficial ownership of such shares held by the trust.
(3)	Consists of shares underlying restricted stock units that are vested or that will vest within 60 days after April 5, 2018.
(4)	Consists of (a) 224,650 shares of Class A common stock and 449,300 shares of Class B common stock underlying options that are exercisable within 60 days after April 5, 2018 and (b) 3,125 shares of Class A common stock underlying restricted stock units that are vested or that will vest within 60 days after April 5, 2018.
(5)	Consists of (a) 100,000 shares of Class A common stock and 200,000 shares of Class B common stock held of record by Mr. Parafestas, (b) 13,708,219 shares of Class A common stock held of record by Argonaut 22 LLC, with respect to which Mr. Parafestas has voting and dispositive power as Sole Manager and Member of Argonauts 22 LLC’s Managing Member, and (c) 3,015,414 shares of Class A common stock held of record by the RWS 2006 Family Trust, of which Mr. Parafestas is a co-trustee. Spinnaker Capital LLC is the Managing Member of Argonaut 22 LLC, and Mr. Parafestas is the Sole Manager and Member of Spinnaker Capital LLC, and each therefore indirectly beneficially holds the 13,708,219 shares of Class A common stock held directly by Argonaut 22 LLC. Mr. Parafestas, Nancy B. Peretsman and John J. Prior Jr. may be deemed to be the beneficial owner of the shares held of record by the RWS 2006 Family Trust. Mr. Parafestas expressly disclaims beneficial ownership of the shares held of record by the RWS 2006 Family Trust.
(6)	Consists solely of shares held of record directly by Mr. Smith. Mr. Smith is a Managing Director of Allen & Company LLC. Mr. Smith does not have sole or shared voting or investment power with respect to the shares held by Allen & Company LLC and expressly disclaims beneficial ownership of all shares held by Allen & Company LLC.
(7)	Consists of (a) 32,033,837 shares of Class A common stock and 20,696,228 shares of Class B common stock, (b) 210,333 shares of Class A common stock and 388,376 shares of Class B common stock underlying restricted stock units that are vested or that will vest within 60 days after April 5, 2018 and (c) 276,424 shares of Class A common stock and 552,848 shares of Class B common stock underlying options that are exercisable within 60 days after April 5, 2018.
(8)	Based upon a Schedule 13G filed with the SEC on October 10, 2017 by Allen & Company LLC. Consists of 5,679,601 shares of Class A common stock held of record by Allen & Company LLC. Ian Smith, a director of our company, is the Managing Director of Allen & Company LLC, but Mr. Smith does not have sole or shared voting or investment power with respect to the shares held by Allen & Company LLC and expressly disclaims all beneficial ownership of all shares held by Allen & Company LLC. The principal address of Allen & Company LLC is 711 Fifth Avenue, New York, New York 10022.
(9)	Based upon a Schedule 13G/A filed with the SEC on March 30, 2018 by Argonaut 22 LLC. Consists of 13,708,219 shares of Class A common stock held of record by Argonaut 22 LLC. Anastasios Parafestas, a director of our company, is the Managing Member of Spinnaker Capital LLC, the Managing Member of Argonaut 22 LLC, and has voting and dispositive power with respect to the shares held by Argonaut 22 LLC. Mr. Parafestas may be deemed to beneficially own the shares held by Argonaut 22 LLC. The principal address of Argonaut 22 LLC is One Joy Street, Boston, Massachusetts 02108.

(10)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2018 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reports that it has sole voting power over 1,452,171 shares of Class A common stock and sole dispositive power over 13,060,603 shares of Class A common stock, and T. Rowe Price New Horizons Fund, Inc. has sole voting power over 7,212,168 shares of Class A common stock. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. Based solely on our review of reports that reporting persons have filed with the SEC and furnished to us and written representations that no other reports were required, we believe that during 2017, our directors, executive officers and beneficial owners of more than 10% of our common stock timely complied with all applicable filing requirements.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)		(b)(1)	(c)
Equity compensation plans approved by stockholders	7,413,920	(2)	$1.60	7,831,708	(3)
Equity compensation plans not approved by stockholders	—		—	—

Total	7,413,920		$1.60	7,831,708

(1)	The weighted average exercise price excludes RSU awards, which have no exercise price.
(2)	Consists of options to purchase a total of 5,041,540 shares of common stock and 2,372,380 shares of common stock subject to RSU awards under our 2017 Plan, 2015 Plan or 2006 Plan.
(3)	The number of shares of our common stock reserved for issuance under our 2017 Plan will automatically increase on January 1 of each year beginning on January 1, 2019 by 4.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the board of directors.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors may establish the authorized number of directors from time to time by resolution. Our amended and restated certificate of incorporation provides for a classified board of directors. This means our board of directors is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our board of directors currently consists of six members, divided into three classes as follows:

•	Class I is comprised of Simon Rothman and Greg Schwartz, each with a term ending at the Annual Meeting;

•	Class II is comprised of Stephen Kaufer and Anastasios Parafestas, each with a term ending at the 2019 Annual Meeting; and

•	Class III is comprised of Ian Smith and Langley Steinert, each with a term ending at the 2020 Annual Meeting.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Messrs. Rothman and Schwartz are current directors whose terms expire at the Annual Meeting. Our board of directors has nominated both Messrs. Rothman and Schwartz for election as Class I directors with terms ending in 2021.

A plurality of the combined voting power of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each nominee as a director.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE CLASS I NOMINEES NAMED ABOVE.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The audit committee has appointed the firm of Ernst & Young LLP, or Ernst & Young, an independent registered public accounting firm, to audit our books, records and accounts for the year ending December 31, 2018. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

Ernst & Young LLP has audited our financial statements since the fiscal year ended December 31, 2015. Ernst & Young has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

Proxies solicited by management will be voted for ratification unless stockholders specify otherwise. Ratification by the stockholders is not required. Although we are not required to submit the appointment of Ernst & Young to a vote of the stockholders, our board of directors believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment of Ernst & Young as our independent registered public accounting firm. As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our board of directors (or any committee thereof). However, if the stockholders do not ratify the appointment, the audit committee will investigate the reasons and consider whether to retain Ernst & Young or appoint another independent registered public accounting firm. Even if the appointment is ratified, our board of directors and the audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time if they determine that such a change would be in the best interests of our company and our stockholders.

Principal Accounting Fees and Services

The following table sets forth all fees paid or accrued by us for professional audit services and other services rendered by Ernst & Young LLP during the years ended December 31, 2017 and 2016:

Nature of Service	2017 Fees	2016 Fees
Audit Fees(1)	$1,857,608	$170,291
Audit-Related Fees	—	—
Tax Fees(2)	152,000	100,300
All Other Fees	—	—

Total:	$2,009,608	$270,591

(1)	Audit Fees consist of fees for professional services in connection with the audit of our financial statements, review of our quarterly financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our IPO. Included in the 2017 audit fees is $1.2M of fees billed in connection with our IPO.
(2)	Tax Fees consist of fees for professional services in connection with tax compliance, tax planning, and tax advice, including foreign tax return preparation and requests for rulings or technical advice from tax authorities.

Pre-Approval of Audit and Non-Audit Services

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee as a whole, or through its chair, pre-approves all audit and permissible non-audit services to be provided by our independent registered public accounting firm. The committee may delegate to one or more members of the committee the authority to pre-approve any such services, provided such pre-approval is reported to the committee at a subsequent meeting. The audit committee has delegated to the chair of the audit committee the authority to pre-approve audit services (other than the annual audit engagement), audit-related services, tax services and other permissible non-audit services, provided that the chair reports any pre-approval decisions to the audit committee at its next scheduled meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

AUDIT COMMITTEE REPORT

The report of the audit committee is not considered to be “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

The audit committee has reviewed the audited consolidated financial statements of CarGurus, Inc., or CarGurus, for the year ended December 31, 2017 and has discussed these statements with management and Ernst & Young LLP, or Ernst & Young, our independent registered public accounting firm. CarGurus’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements present fairly the consolidated financial position, results of operations and cash flows of CarGurus in conformity with U.S. generally accepted accounting principles and discusses any issues they believe should be raised with us. The audit committee is responsible for providing independent, objective oversight of our accounting functions and internal controls.

The audit committee also received from, and discussed with, Ernst & Young the written disclosures and other communications that the Company’s independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

Ernst & Young also provided the audit committee with the written disclosures and the letter required by Rule 3526 of the PCAOB requiring independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and to engage in a discussion of independence. The audit committee has reviewed this disclosure and has discussed with Ernst & Young their independence from us.

Based on its discussions with management and our independent registered public accounting firm as outlined above, and our review of the representations and information provided by management and the company’s independent registered public accounting firm, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the CarGurus Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of CarGurus, Inc.

Simon Rothman (Chair)

Stephen Kaufer

OTHER MATTERS

Stockholder Proposals for 2019 Annual Meeting

Requirements for stockholder proposals to be considered for inclusion in our proxy materials — Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. In order to be included in the proxy statement for the 2019 annual meeting of stockholders, stockholder proposals must be received by our Secretary no later than December 13, 2018 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Requirements for stockholder proposals and nominations to be brought before an annual meeting — In addition, our amended and restated bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders or nominate any person or persons for election to our board of directors. In general, to be properly brought before an annual meeting, nominations for the election of directors or other such business must be: (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of our board of directors (or any committee thereof), (2) otherwise properly brought before the meeting by or at the direction of our board of directors (or any committee thereof) or (3) otherwise properly brought before the meeting by a stockholder who is a stockholder of record or beneficial owner of shares of our capital stock at the time such notice of meeting is delivered, who is entitled to vote at the meeting and who complies with the other notice procedures set forth in our bylaws. Written notice must be delivered to our Secretary no later than the deadlines for notice discussed below and must contain specified information concerning the nominees and the stockholder proposing such nominations and specified information regarding any other proposals as set forth in Section 2.12 of our amended and restated bylaws. A copy of the full text of the bylaw provisions discussed above may be obtained free of charge by writing to our Secretary.

To be timely, notice must be delivered to or mailed and received at our principal executive offices: (x) not later than the close of business on the ninetieth (90th) calendar day, or earlier than the close of business on the one hundred twentieth (120th) calendar day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than thirty (30) calendar days in advance of the anniversary of the previous year’s annual meeting or not later than sixty (60) calendar days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, the close of business on the tenth (10th) calendar day following the date of public disclosure of the date of such meeting. As a result, the period for submitting proposals or nominations for the 2019 annual meeting of stockholders is between January 24, 2019 and February 23, 2019.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.

In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers or other nominees, to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers or other nominees household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or other nominee or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time, and we will then promptly deliver, a copy of our annual report or proxy statement, by sending a written request to us at: CarGurus, Inc., Attn: General Counsel, 2 Canal Park, 4th Floor, Cambridge, Massachusetts 02141 USA or calling us at: +1 (617) 354-0068.

If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker or other nominee if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to us at: CarGurus, Inc., Attn: General Counsel, 2 Canal Park, 4th Floor, Cambridge, Massachusetts 02141 USA, or calling us at: +1 (617) 354-0068.

Miscellaneous

Even if you plan to attend the Annual Meeting in person, please vote as soon as possible. Should you attend the Annual Meeting, you may revoke the proxy and vote in person. Your cooperation in giving this your immediate attention will be appreciated.

You may obtain a copy of our Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission for the year ended December 31, 2017 without charge upon written request to: CarGurus, Inc., Attn: General Counsel, 2 Canal Park, 4th Floor, Cambridge, Massachusetts 02141 USA.

As of the date of this Proxy Statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the Annual Meeting, as they determine to be in the best interest of our company and our stockholders.

THE BOARD OF DIRECTORS

Cambridge, Massachusetts

April 12, 2018

Appendix A

A-1

ANNUAL MEETING OF CARGURUS, INC.

Date:	Thursday, May 24, 2018
Time:	11:00 a.m. (Eastern Time)
Place:	Offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110 USA

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR each of the director nominees listed in proposal 1 and FOR proposal 2.

1:	To elect two Class I directors to hold office until the 2021 annual meeting of stockholders.
Nominees:
(01) Simon Rothman
(02) Greg Schwartz

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Vote For All Except” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2018.	☐	☐	☐

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of CarGurus, Inc.

to be held on Thursday, May 24, 2018

for Holders as of April 5, 2018

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/carg	866-509-2156

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Langley Steinert and Kathleen Patton, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of CarGurus, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

All votes must be received by 5:00 P.M., Eastern Time, May 23, 2018.

PROXY TABULATOR FOR CARGURUS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT #